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  THE AGREEMENT (the "Agreement"), made as of this 17th day of September 1997, between CHYRON CORPORATION, a New York corporation (the "Company" or "Chyron") having its principal offices at 5 Hub Drive, Melville, New York 11747, and ISAAC HERSLY ("Hersly"), an individual residing at 9 Lafayette Drive, New City, New York 10956.

  WITNESSETH:

  WHEREAS, Hersly and Chyron are party to an employment agreement made as of September 17, 1996 (the "Employment Agreement") by which, among other things, Hersly was employed as President of Chyron for a term ending June 30, 1998 at an annual salary of $200,000;

  WHEREAS, Hersly and Chyron wish to sever that employment relationship and said Employment Agreement and this Agreement shall supersede that Employment Agreement, any other employment arrangement or agreement between the parties.

  WHEREAS, Hersly was appointed to the Board of Directors on March 14, 1996 and was elected by Chyron's Shareholders on May 20, 1996.

  NOW THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

  1. Resignation: Hersly resigns from his present position at Chyron and all its subsidiaries and affiliates effective September 26, 1997, and further resigns as a member of the Board of Directors of Chyron and all its subsidiaries and affiliates also effective September 26, 1997. Hersly shall execute a formal letter of resignation in the form attached hereto as Exhibit A.

  2. Continued Employment as "Senior Advisor":  For the period September
  26, 1997 through January 10, 1998, Hersly will be employed in the position of "Senior Advisor" to Chyron. This is an exempt position with no salary or benefits except as set forth herein, provided, however, that Hersly will be reimbursed for all approved out of pocket expenditures. As "Senior Advisor", Hersly will not accrue any vacation or sick leave. As "Senior Advisor", Hersly will render such services as reasonably are requested of him by the Chief Executive Officer of Chyron, Edward Grebow, and shall report to Mr. Grebow. Hersly will undertake such assignments as Grebow shall give to him which Hersly shall perform on a mutually agreeable basis. Hersly will not continue as an employee of Chyron on an at-will basis, or on any other basis after January 10, 1998, except upon a further written agreement subscribed to by both Hersly and Chyron pursuant to paragraph 15 hereof. In the event that Hersly accepts or undertakes regular full time employment or work then his position as a "Senior Advisor" shall terminate effective with the earlier of either his commencement of such other employment or work on upon an effective date of a notice of resignation by Hersly as "Senior Advisor".

  3. Compensation: In Consideration for (i) this Severance Agreement inclusive of the agreement not to compete and any other surviving obligations hereunder; (ii) in lieu of any surviving obligations of Chyron under the Employment Agreement and any surviving obligations of Hersly thereunder; and (iii) for his services as "Senior Advisor", Chyron shall pay to Hersly, and Hersly agrees to accept the aggregate sum of $225,000 which amounts will be paid in 26 bi-weekly installments beginning October 15, 1997. Hersly, at his option, may make a one time election to have up to four bi-weekly payments paid in advance as a lump sum. If Hersly exercises this one time election, then payments will be suspended during the period of the paid advance. Hersly will give at least one week's notice of such election. Except as set forth hereinbelow, Hersly shall be entitled to no other cash payments for any reason whatsoever or based upon any claim whatsoever. Hersly, or in the event of his death, his estate shall receive the $225,000 regardless of whether he resigns as "Senior Advisor" prior to January 10, 1998 or takes other employment, provided, however, that Hersly is not in breach of any of his other obligations hereunder. If there is a change of control" of Chyron, then payment of any outstanding portion of the $225,000 due hereunder shall be accelerated and be paid within 30 days of the effective date of the change of "control". For purposes of this paragraph, a change of "control" means either (i) a change or beneficial ownership of at least 50% of the common stock of Chyron; (i) a replacement of at least 75% of the Chyron Board of Directors; or (iii)a change of the CEO of Chyron.

  4. Benefits: Hersly will continue to receive medical, dental, and disability benefits in accordance with the standard policies of Chyron for the shorter of September 25, 1998 or until Hersly has commenced other regular full time employment ("Benefit Period"). Chyron shall continue the existing life insurance policy on Hersly's life through the Benefit Period. At the option of Hersly, Chyron shall transfer to him the term life insurance policy which presently is in existence without adjustment for any unexpired term. Chyron shall make payment of premiums on insurance and other benefit plans on behalf of Hersly which comes due during such Benefit Period, provided, however, that Hersly is only entitled to pension benefits and to participate in the Chyron pension plan through the last date of his employment with Chyron, (i.e., no later than January 10, 1998 as provided in Paragraph 2 hereinabove).

  5. Office and Secretarial Assistance: Chyron will furnish to Hersly a closed office, if available, and secretarial assistance through January 31, 1998. Hersly shall be allowed to retain, and Chyron will transfer title to Hersly of (i) the telecopy machine presently located in Hersly's residence;
  (ii) the laster printer presently located in Hersly's office; and (iii) a fully operational IBM compatible desk top computer. Hersly shall return to Chyron the laptop computer that has been made available to him.

  6. Reference: Chyron will give Hersly a positive reference. Hersly expressly releases Chyron and waives any and all possible claims whether at law or at equity against Chyron, regarding or arising from any reference that is given pertaining to Hersly, except for any claim of defamation arising subsequent to the execution hereof. Any reference will be consistent with the announcement dated September 23, 1997, from Edward Grebow to Chyron employees, a copy of which is attached hereto as Exhibit B.

  7. Stock Options: The incentive stock options and non-incentive stock options that are to vest on July 25, 1998 are accelerated and shall vest effective September 26, 1997. The one year period for exercise shall commence on the earlier of January 10, 1998, as the last date of Hersly's employment as a "Senior Advisor," or upon Hersly's earlier resignation from Chyron. The provisions in paragraph 3(h) of the Employment Agreement between Hersly and Chyron shall continue in full force and effect, are incorporated herein by reference, and shall apply only to those options which were granted as non-incentive stock options.

  8. Representations and Warranties: Hersly represents and warrants to the Company that: (a) Hersly is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder; and (b) Hersly is under no physical or mental disability that would hinder his performance of duties under this Agreement.

  9. Non-Competition: (i) Hersly agrees that he will note: (a) during the period from the date of this Agreement through March 31, 1998, engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner, member, or partner of, any other business or organization worldwide that is or shall then be competing, directly or indirectly, with Chyron, (b) during the period April 1, 1998 though December 31, 1998, engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner, member, or partner of, any other business or organization that is or shall then be a direct competitor of Chyron. For purposes of this covenant, director competitors include:

  Collage           Leitch
  Tektronix         BTS - Philips
  SONY*             Louth Automation
  Pinnacle          Quantel

  (ii) It is the intent of the parties to this Agreement that the provisions of this paragraph 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of this paragraph 9 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

  (iii) The parties acknowledge that damages and remedies at law for any breach of this paragraph 9 and for following paragraphs 10, 11, and 12, will be adequate and that the Company shall be entitled to specific performance and other equitable remedies (including injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have.


  *Hersly may become employed by SONY as long as he does not, directly or indirectly, work or consult with the Broadcast or Professional systems operations, or any related operation or other SONY operation, whether organized as a subsidiary division, unit, group, or otherwise, that in any way competes, directly or indirectly with Chyron and only upon the further condition that Hersly (1) not divulge or utilize any Chyron confidential information and (2) first obtains approval from Chyron to take such employment, which approval shall not unreasonably be withheld.

  (iv) The provisions of this paragraph 9 will not be deemed breached merely because Hersly owns not more than five percent (5.0%) of the outstanding common stock of a corporation, if, at the time of its acquisition by Hersly, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in over-the-counter market by a member of a national securities exchange.

  (v) In the event that Chyron defaults in making the payments owned under this Agreement of $225,000 as provided for in Paragraph 3 hereinabove, which default is not cured upon 45 days written notice, then the non-compete obligations of Hersly in this Paragraph 9 shall become ineffective and not enforceable by Chyron. This is in addition to all other remedies that Hersly might have by reason of such uncured default by Chyron. Nothing, however, shall relieve Hersly of his obligations under Paragraph 11, 12, and 13 regarding "Confidential Information", "Non-Solicitation" and "Release", respectively.

  10. Patents: Copyrights: Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which Hersly now or hereafter during the period he is or has been employed by the Company may own or develop relating to the fields in which the Company was or is then engaged shall belong to the Company; and forthwith upon request of the Company, Hersly shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions, free and clear of all liens, charges, and encumbrances.

  11. Confidential and Company Information: All confidential information which Hersly may now possess, or may obtain or create prior to the end of the period he is employed by the Company, relating to the business of the Company or of any employee , customer, or supplier of the Company shall not be published, knowingly disclosed, or knowingly made accessible by him to any other person, firm, or corporation during his continued employment or any time thereafter without the prior written consent of the Company.
  Hersly shall return all books, records, papers, reports, materials, and information of Chyron, whether or not confidential, no matter how recorded or stored, including computer files, disks, and data storage of every description to the Company prior to or at the termination of his employment.

  12. Non-Solicitation: Hersly shall not during the term of his continued employment hereunder and thereafter through December 31, 1998 solicit, directly or indirectly any then employee of Chyron, including its wholly and partly owned subsidiaries, for employment on either a full-time, part-time or consulting basis and shall refrain from discussing other employment opportunities with any then Chyron employee which may benefit Hersly or his then employer.

  13. Confidentiality of this Agreement: Hersly agrees to keep this Agreement and the substance hereof strictly confidential and not to divulge it to any other person (other than his immediate family and his counsel) or entity, unless Chyron makes the Agreement public or if disclosure is required by reason of judicial process.

  14. Release by Hersly: HERSLY, who has had at least 21 days to review and consider this Agreement and who in connection herewith has consulted with counsel of his choice, for and in consideration of the payment made by CHYRON as set forth herein and other good and valuable consideration, hereby releases and forever discharges, and by this instrument does release and forever discharge CHYRON, its directors, officers , employees, and each of its divisions, affiliates and subsidiaries, and each of their respective present an former directors, officers, employees, trustees, agents, attorneys, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, representatives, predecessors, successors and assigns; (hereinafter collectively referred to as the 'RELEASED PARTIES") against all liabilities, claims, causes of action, charges, complaints, controversies , grievances, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities (collective referred to as "claims:) of any form whatsoever, including but not limited to any claims in law, equity, contract, tort or any claims arising under the Employment Agreement, the ADEA, Title VII, the Civil
  Rights Act, the CRA of 1991, the ADA, the FMLA, the FLSA, the NYHRL, the NYCHRL and/or any and all other federal, state or local statutes, laws, rules and regulations pertaining to employment, as well as any and all claims under state contract or common law or tort law whether known, unknown, unforeseen, unanticipated, unsuspected or latent which he, his heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of the execution of this Agreement. Hersly further releases and waives any and all claims that might arise under this Agreement except for claims arising from breaches or defaults of Chyron under Paragraph 3, 4, and 7 ("Compensation", "Benefits", and "Stock Options" respectively).

  15. Survival: The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Hersly's termination of employment, irrespective of any investigation made by or on behalf of any party.

  16. Release by Chyron: CHYRON, for the mutual covenants herein and other good and valuable consideration hereby releases and forever discharges Hersly from any and all liabilities, claims, causes of action, charges, complaints, controversies, grievances, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities (collectively "claims") of any form whatsoever, including but not limited to any claims in law, equity, contract, tort from the beginning of the world to the date of this Agreement provided that such claims are now known to either the current Chairman of the Board (Michael Wellesley-Wesley) CEO (Grebow) or CFO (Lampe) of Chyron, and to the extent not known, all claims except for claims arising from discrimination, harassment, dishonesty or other wrongful conduct, intentional or otherwise, by Hersly, whether or not such claims are formally asserted against Chyron by a third party on account of any conduct by Hersly.

  17. Modifications: This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

  18. Notices: Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14). In the case of a notice to the Company, a copy of such notice (which copy shall not constitute notice) shall be delivered to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315, Attn: Daniel I. DeWolf, Esq. Notice to the estate of Hersly shall be sufficient if addressed to Hersly as provided in this Section 14. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which be deemed given at the time of receipt thereof.

  19. Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement. Any waiver must be in writing.

  20. Binding Effects: Hersly's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Hersly's creditors, and any attempt to do any of the foregoing shall be void. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of Hersly and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the company and its successors and its assigns. If Hersly shall die, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Hersly's devisee, legatee or other designee, or, if there be no such designee, to Hersly's estate.

  21. Arbitration: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in the City of New York in accordance with the laws of the State of New York by three arbitrators, one of whom shall be appointed by the Company, one by Hersly and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Second Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 17. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing in this paragraph shall impair or impede the rights of Chyron to seek injunctive relief for violation of paragraphs 9, 10, 11, or 12 and Chyron expressly reserves and does not waive such right to seek judicial redress for such purpose.

  22. This Severance Agreement supersedes the Employment Agreement and that Agreement is of no further force or effect except as set forth hereinabove.

  23. Headings: The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

  24. Counterparts: Governing Laws: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by , and construed in accordance with, the laws of the State of New York, without given effect to the rules governing the conflicts of laws.

  IN WITNESS WHEREOF, the parties have duly executed this Severance Agreement as of the date first written above, except for all the release provisions which are executed this 30th day of October 1997.

  CHYRON CORPORATION


  By: /s/ Edward Grebow
          Edward Grebow
  Chief Executive Officer



  /s/ Isaac Hersly
      Isaac Hersly






























































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